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                        [Arthur Andersen Letterhead]


                                                                Exhibit 18.2


October 7, 1996


Waxman Industries, Inc.
24460 Aurora Road
Bedford Heights, Ohio 44146


RE: Form 10-K Report for the year ended June 30, 1996



Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

Effective July 1, 1995, the Company changed its method of accounting for procurement costs. Procurement costs represent the amount paid in connection with a customer's commitment to purchase products from the Company for a specified period. The amount capitalized is the consideration paid by the Company to the new or existing customer (i) for the right to supply such customer for a specified period and (ii) to purchase competitor's merchandise that the customer has on hand when it changes suppliers, less the salvage value received by the Company. The Company believes that amortization in the fiscal year incurred for such costs is consistent with the Company's strategic review of Consumer Products and is preferable due to the uncertainty of today's competitive retail environment. Previously, the Company amortized these costs over the period deemed to be benefited.
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                        [Arthur Andersen Letterhead]


Waxman Industries, Inc.
Page 2
October 7, 1996


A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.


Very truly yours,

[Arthur Andersen LLP signature]